Exhibit 99.4

CONSENT OF RBC CAPITAL MARKETS LLC

We hereby consent to the use in Amendment No. 1 to the Registration Statement of Seawell Limited (“Seawell”) on Form F-4 and in the prospectus of Seawell and the proxy statement of Allis-Chalmers Energy Inc. (“Allis-Chalmers”), which are part of the Registration Statement, of our opinion dated August 12, 2010 appearing as Annex E to such Registration Statement, and to the description of such opinion and to the references to our name contained therein under the headings “Summary — Allis-Chalmers’ Reasons for the Merger,” “Summary — Opinion of Allis-Chalmers’ Financial Advisor,” “The Merger — Reasons for the Merger — Allis-Chalmers Energy Inc.,” “The Merger—Background of the Merger,” and “The Merger — Opinion of Allis-Chalmers’ Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

RBC CAPITAL MARKETS LLC

By:	/s/ Ali Akbar
Ali Akbar
Managing Director

New York, New York

January 21, 2011